Wachovia Securities
8739 Research Drive, URP4
Charlotte, NC 28288

WACHOVIA SECURITIES

1123 SERVICER'S CERTIFICATE

Reference is hereby made to that certain Trust and Servicing Agreement dated as of October 1, 2006, by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Wachovia Bank, National Association, as Master Servicer, Capmark Finance, INC, as Master Servicer, J.E. Robert Compancy, INC, as Special Servicer, LaSalle Bank National Association, as Trustee and Paying Agent, with respect to Commercial Mortgage Pass-Through Certificates, CD 2006-CD3 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.11 of this Agreement, Timothy Ryan and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

1.
A review of the activities of the Certifying Servicer during the period from October 1, 2006 to December 31, 2006, and of its performance under the Agreement during such period has been made under our supervision; and

2.
To the best of our knowledge, based on such review, the Certifying Servicer has fulfilled all of its material obligations under this Agreement in all material respects throughout the period October 1, 2006 through December 31, 2006; and

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2007.

/s/ Timothy Ryan	/s/ Marilyn Addison
Timothy Ryan, Managing Director	Marilyn Addison, Director
Wachovia Bank National Association	Wachovia Bank National Association

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